SAVVLY 80+ FUND — CODE OF ETHICS

SAVVLY 80+ FUND

CODE OF ETHICS

Adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940

A Delaware statutory trust · File Nos. 811-24045 and 333-284564

ADOPTED by the Board of Trustees of Savvly 80+ Fund (the “Fund”) at its meeting on July 20, 2026, by the unanimous vote of the Trustees and by the separate unanimous vote of the Trustees who are not “interested persons” of the Fund within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, upon a determination that this Code contains provisions reasonably necessary to prevent Access Persons from engaging in any conduct prohibited by Section 3 of this Code, and following receipt by the Board of the certification required by Rule 17j-1(c)(1)(ii).

Effective date	08/07/2026
Certification under Rule 17j-1(c)(1)(ii) received by the Board	08/06/2026 (Exhibit E)
Administered by	Chief Compliance Officer of the Fund
Independent Trustee designated under Section 11(f)	John Heneghan
Filed as	Exhibit (r) to the Fund's registration statement on Form N-2
Review	At least annually; material changes are approved by the Board within six months of adoption

Robert Evans III

Secretary of the Fund

SAVVLY 80+ FUND — CODE OF ETHICS

Contents

Section 1 — Purpose and Standards of Conduct

Section 2 — Definitions

Section 3 — Prohibited Conduct

Section 4 — Restrictions on Personal Investing

Section 5 — Pre-Clearance

Section 6 — Reporting Requirements

Section 7 — Confidentiality of Portfolio and Shareholder Information

Section 8 — Conflicts Arising from the Fund's Structure

Section 9 — Gifts, Entertainment, Outside Activities and Political Contributions

Section 10 — Books, Records and Integrity of Reports

Section 11 — Administration and Reports to the Board

Section 12 — Reporting Concerns; Whistleblower Procedure; Non-Retaliation

Section 13 — Violations and Sanctions

Section 14 — Recordkeeping

Section 15 — Annual Review; Exemptions; Interpretation

Exhibit A — Acknowledgment and Annual Certification

Exhibit B — Initial and Annual Holdings Report

Exhibit C — Quarterly Transaction Report

Exhibit D — Pre-Clearance Request and Approval

Exhibit E — Certification to the Board under Rule 17j-1(c)(1)(ii)

Exhibit F — Annual Report to the Board under Rule 17j-1(c)(2)(ii)

Exhibit G — Gifts, Entertainment, Outside Activities and Political Contributions Disclosure

Schedule 1 — Portfolio ETFs and Index-Tracking Instruments

SAVVLY 80+ FUND — CODE OF ETHICS

Section 1 - Purpose and Standards of Conduct

(a) Adoption and purpose — Savvly 80+ Fund (the “Fund”), a closed-end management investment company registered under the Investment Company Act of 1940 (the “1940 Act”), has adopted this Code of Ethics (this “Code”) pursuant to Section 17(j) of the 1940 Act and Rule 17j-1 thereunder. Savvly Advisor, LLC (the “Investment Advisor”) serves as the Fund's investment adviser. Savvly TA, LLC serves as the Fund's transfer agent, dividend paying agent and administrator. This Code contains provisions reasonably necessary to prevent the Fund's Access Persons from engaging in the conduct prohibited by Section 3, and the Fund will use reasonable diligence and institute procedures reasonably necessary to prevent violations of it.

(b) Standards of conduct — This Code is predicated upon the following principles, which govern where its specific provisions do not reach:

(1) Access Persons shall at all times place the interests of the Fund and its shareholders ahead of their own personal interests.

(2) Personal securities transactions shall be conducted so as to avoid any actual or apparent conflict of interest and any abuse of a position of trust and responsibility.

(3) Access Persons shall not take inappropriate advantage of their positions, and shall be mindful of how their actions may appear in hindsight.

(4) Access Persons shall respect the confidentiality of information concerning the Fund's portfolio, the Allocation Formula, and the identity, age, mortality status and holdings of the Fund's shareholders, and shall not use that information for the benefit of any person other than the Fund.  Each Access Person who has an investment in the Fund shall not be entitled to disclosure of the identities of any other Fund shareholders.

(5) Access Persons shall deal fairly with shareholders and with one another, shall not misappropriate or misuse the assets of the Fund or of any shareholder, and shall disclose any activity that creates an actual or potential conflict of interest.

(6) Access Persons shall comply with all applicable federal and state securities laws, and shall not knowingly participate in, assist or conceal any violation of law or of this Code.

(c) Related codes and policies — This Code governs the conduct of the Fund's Access Persons. It is separate from, and does not satisfy, any of the following, each of which is separately adopted: the Investment Advisor's code of ethics under Rule 17j-1 and Advisers Act Rule 204A-1; the code of ethics of Savvly TA, LLC; the Fund's code of ethics for senior officers required by Form N-CSR Item 2 and Section 406 of the Sarbanes-Oxley Act; and the Fund's compliance policies and procedures under Rule 38a-1, of which this Code forms a part. The Board must separately approve the code of ethics of the Investment Advisor and of any principal underwriter required to adopt one.

Section 2 - Definitions

References to the “Chief Compliance Officer” are to the Chief Compliance Officer of the Fund as designated by the Board under Rule 38a-1; Sections 11(a) and 11(f) govern that role.

(a) “Access Person” — means (i) any Advisory Person of the Fund or of the Investment Advisor; and (ii) any director, officer or general partner of a principal underwriter of the Fund who, in the ordinary course of business, makes, participates in or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities. All of the Fund's trustees, officers and members are presumed to be Access Persons of the Fund, including the Independent Trustees, whose relief is the reporting exemption in Section 6(e). Because the Investment Advisor's primary business is advising the Fund and other advisory clients, all of the Investment Advisor's directors, officers and members are presumed to be Access Persons of the Fund. The Chief Compliance Officer shall determine from time to time the identity of Access Persons, maintain a written list of them, and inform each of them of their obligations under this Code.

(b) “Advisory Person” — means (i) any trustee, director, officer, member or employee of the Fund or the Investment Advisor, or of any company in a control relationship to the Fund or the Investment Advisor, who in connection with his or her regular functions or duties makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund or the Investment Advisor who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

(c) “Allocation Formula” — means the formula set out in the terms of the Tracking Shares by which excess value retained by the Fund upon an Early Withdrawal, or upon the death of a shareholder before a payout age, is allocated among the Tracking Shares of remaining shareholders, together with its inputs, parameters, mortality assumptions and any implementing software.

(d) “Automatic Investment Plan” — means a program in which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan.

(e) “Beneficial Ownership” — is interpreted in the same manner as under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 for purposes of Section 16 of that Act. It turns on direct or indirect pecuniary interest, and an Access Person is presumed to have Beneficial Ownership of securities held by a spouse or domestic partner, minor children, and other relatives sharing the Access Person's household.

(f) “Control” — has the meaning set out in Section 2(a)(9) of the 1940 Act.

(g) “Covered Security” — means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include (i) direct obligations of the Government of the United States; (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end funds,  any Portfolio ETF, and any other exchange-traded fund or open-end fund whose portfolio is designed to track an index that a Portfolio ETF is designed to track.

(h) “Early Withdrawal” — has the meaning given in the Fund's registration statement and refers to a shareholder's withdrawal from the Fund before the applicable payout age, in respect of which the Fund repurchases the shareholder's Tracking Shares and Common Shares at the Early Withdrawal Amount.

(i) “Fund Shares” — means Common Shares of the Fund of any class, Tracking Shares of any series, and Units comprising them.

(j) “Government Entity” — means a state or political subdivision of a state, including any agency, authority or instrumentality of either, any pool of assets sponsored or established by either (including a defined benefit or defined contribution plan or a participant-directed plan), and any officer, agent or employee of either acting in an official capacity.

(k) “Independent Trustee” — means a trustee of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(l) “Initial Public Offering” — means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(m) “Investment Personnel” — means (i) any employee of the Fund or the Investment Advisor, or of any company in a control relationship to the Fund or the Investment Advisor, who in connection with his or her regular functions or duties makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and (ii) any natural person who controls the Fund or the Investment Advisor and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

(n) “Limited Offering” — means an offering exempt from registration under the Securities Act of 1933 pursuant to Section 4(a)(2) or Section 4(a)(5) of that Act, or pursuant to Rule 504 or Rule 506 thereunder.

(o) “Payout Event” — means the end of the calendar quarter in which a shareholder attains age 80, 85, 90 or 95, being the payout date for Unit 1, Unit 2, Unit 3 and Unit 4, respectively. “Payout Distribution” means a distribution in kind of Portfolio ETF shares, or the cash proceeds of a sale of Portfolio ETF shares, by the Fund in connection with a Payout Event.

(p) “Portfolio ETF” — has the meaning given in the Fund's registration statement, being the S&P 500 ETFs that the Fund invests in — shares of investment funds traded on a national securities exchange and designed to track the Standard & Poor's 500 Index — and includes any affiliated Portfolio ETF the Fund may hold in the future and any stock or other security in which the Fund may invest directly that is designed to track the S&P 500 Index or any other index.

(1) The Portfolio ETFs in which the Fund is currently invested are identified in Schedule 1, which the Chief Compliance Officer maintains. As of the date of this Code that is the Vanguard S&P 500 ETF (VOO).

(2) The Chief Compliance Officer shall update Schedule 1 within five business days of any change determined by the Investment Committee, shall notify all Access Persons of the change, and shall report each change to the Board in the annual report under Section 11(e).

(q) “Pre-Clearance Effectiveness Period” — commences on the day on which approval under Section 5 is communicated to the Access Person and continues through the end of the business day after approval is communicated.

(r) “Purchase or sale of a Covered Security” — includes, among other things, the writing of an option to purchase or sell a Covered Security.

(s) “Restricted List” — means the list of issuers, if any, established and maintained by the Chief Compliance Officer under Section 4(d). No such list is maintained at present, for the reasons stated in that Section.

(t) “Security Held or to be Acquired by the Fund” — means (i) any Covered Security which, within the most recent 15 days, is or has been held by the Fund, or is being or has been considered by the Fund or the Investment Advisor for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, such a Covered Security.

Section 3 - Prohibited Conduct

(a) The prohibitions — It is unlawful, and a violation of this Code, for any affiliated person of the Fund, or any affiliated person of the Investment Advisor or of any principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by that person of a Security Held or to be Acquired by the Fund:

(1) to employ any device, scheme or artifice to defraud the Fund;

(2) to make any untrue statement of a material fact to the Fund, or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

(3) to engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

(4) to engage in any manipulative practice with respect to the Fund.

(b) Scope — Section 3(a) applies to every affiliated person of the Fund, the Investment Advisor and any principal underwriter, which is a broader class than Access Persons. No person within the scope of Section 3(a) is relieved of it by falling outside Sections 4 through 6.

(c) False or misleading statements — No Access Person shall originate or circulate any statement concerning the Fund, the Investment Advisor or a Portfolio ETF that the Access Person knows or has reason to believe is false or misleading. Provisions prohibiting manipulation of the market price of the Fund's own shares are not applicable: Fund Shares are not transferable except to a shareholder's estate or beneficiaries on death, are not listed, and no secondary market in them is permitted to develop, so they have no market price capable of being manipulated.

Section 4 - Restrictions on Personal Investing

This Section applies to transactions in which an Access Person has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership, including transactions in accounts of persons whose holdings are attributed to the Access Person under Section 2(e).

(a) Trading against the Fund — No Access Person shall purchase or sell any Covered Security other than a Portfolio ETF or an instrument described in Section 4(b) on any day during which the Fund has a pending purchase or sale order in the same Covered Security, or has effected such a transaction, without the prior written approval of the Chief Compliance Officer. Portfolio ETFs and instruments described in Section 4(b) are governed by that Section, because the Fund invests subscription proceeds in them on a continuing basis and a same-day restriction would operate as a standing prohibition. No Access Person shall purchase or sell a Covered Security while in possession of material non-public information regarding the Fund's holdings of, or intentions with respect to, that Covered Security, or shall place a personal order ahead of a known Fund order in the same or a related instrument.

(b) Portfolio ETF and index instruments — Transactions by Access Persons in a Portfolio ETF, in any option or other derivative on a Portfolio ETF, in any instrument whose value is based on an index that a Portfolio ETF is designed to track, and in any other exchange-traded or open-end fund designed to track such an index, are subject to this Code as transactions in Covered Securities. In addition:

(1) Blackout. No Access Person shall transact in any instrument described in this Section 4(b) during the period beginning three business days before and ending three business days after any Payout Distribution, or any Early Withdrawal repurchase requiring a portfolio transaction. This blackout is confined to those events because they are scheduled, foreseeable and lumpy. It does not extend to the Fund's routine investment of subscription proceeds, which occurs on a continuing basis.

(2) Minimum holding period. No Access Person shall sell any instrument described in this Section 4(b) within 30 calendar days of acquiring it, applied on a last-in-first-out basis to the units actually purchased. This is the Code's principal control on personal investing in the Fund's portfolio asset. It prevents short-term trading around the Fund's activity, which is the only realistic way an Access Person could profit from knowledge of that activity in a broad-market index fund, and it does not restrict long-term investing.

(3) Acquisitions that do not start a new holding period. A purchase effected under an Automatic Investment Plan, and a purchase effected through the reinvestment of dividends or capital gains, do not start a new holding period under paragraph (2) and are not restricted by paragraph (1). Without this, each periodic contribution would restart the period and the holding requirement would operate as an indefinite prohibition on selling.

(4) No pre-clearance. Transactions in instruments described in this Section 4(b) do not require pre-clearance. They remain reportable under Section 6, and the Chief Compliance Officer reviews them against the Fund's portfolio activity under Section 6(f).

(5) Exceptions. The Chief Compliance Officer may grant a written exception to paragraph (1) or paragraph (2) for a transaction that is non-volitional on the part of the Access Person, for demonstrated hardship, or where the Chief Compliance Officer determines the transaction could not reasonably be expected to disadvantage the Fund or any shareholder. The exception and its reasons shall be documented and reported to the Board under Section 11(e).

(c) Fund Shares — Fund Shares are Covered Securities. An Access Person holding Fund Shares participates in the allocation of excess value retained by the Fund upon the Early Withdrawal or death of other shareholders, and accordingly:

(1) No Access Person shall purchase Fund Shares, request an Early Withdrawal, or tender Fund Shares for repurchase, on the basis of information not available to shareholders generally concerning shareholder mortality experience, Early Withdrawal volumes, the amount of excess value retained or expected to be retained by the Fund, the operation or contemplated modification of the Allocation Formula, the Fund's net asset value before it is determined and made available, or the Fund's portfolio transactions.

(2) All purchases and dispositions of Fund Shares by Access Persons, including Early Withdrawals and Payout Event tenders, require pre-clearance under Section 5 and are reportable under Section 6, notwithstanding any exception that might otherwise apply.

(3) No Access Person shall process, approve, adjust or release any transaction, record or payment affecting their own Fund Shares or those of any person whose holdings are attributed to them under Section 2(e). Such items shall be routed to an independent processor at Savvly TA, LLC and flagged in the transfer agent's records.

(4) No Access Person shall take, or seek to influence, any action affecting the recording of the death, Early Withdrawal or payout eligibility of any shareholder. Any request or pressure to do so shall be reported to the Chief Compliance Officer on the same business day.

(5) A repurchase by the Fund of Fund Shares held by an Access Person is a purchase of securities by the Fund from an affiliated person of the Fund, and may be a purchase by an “affiliated purchaser” reportable under Item 14 of Form N-CSR. The Chief Compliance Officer shall record every repurchase of Fund Shares from an Access Person, or from any person whose holdings are attributed to an Access Person, and shall furnish those records for the Fund's reporting under Form N-CSR. The Fund shall obtain the advice of counsel, once and as a structural matter, that repurchases from Access Persons on the terms offered to shareholders generally are permissible; individual repurchases are then pre-cleared in the ordinary way under Section 5 and are not subject to any further case-by-case determination.

(d) Restricted List — Not applicable at present. A restricted list controls personal trading in issuers about which the Fund or the Investment Advisor holds material non-public or private-side information. The Fund invests in publicly traded S&P 500 exchange-traded funds, conducts no issuer research, enters into no confidentiality undertakings with issuers and holds no issuer board seats, so no issuer would be placed on such a list. If the Fund begins investing directly in individual securities, or if the Fund, the Investment Advisor or any affiliate obtains material non-public information concerning an issuer or a board seat or observer right, the Chief Compliance Officer shall establish and maintain a restricted list, and shall record each addition with its reason and duration and each removal, before the first such investment or on obtaining such information. An Access Person who comes into possession of material non-public information concerning any issuer shall notify the Chief Compliance Officer immediately, whether or not a restricted list is then maintained.

(e) Initial Public Offerings and Limited Offerings — No Access Person shall directly or indirectly acquire Beneficial Ownership of any security in an Initial Public Offering or in a Limited Offering without the prior approval of the Chief Compliance Officer. Rule 17j-1(e) requires this approval of Investment Personnel; the Fund extends it to the Fund's officers and to Access Persons of the Investment Advisor. It does not apply to an Independent Trustee who is an Access Person solely by reason of being a trustee of the Fund, who has no ability to disadvantage the Fund by participating in such an offering. A record of each decision and the reasons supporting it shall be maintained under Section 14.

(f) Exempted transactions — The restrictions in Sections 4(a) and 4(b), and the pre-clearance requirement in Section 5, do not apply to:

(1) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

(2) purchases or sales which are non-volitional on the part of either the Access Person or the Fund;

(3) purchases which are part of an Automatic Investment Plan;

(4) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(5) such other transactions as the Chief Compliance Officer may exempt in writing upon a determination that the transaction presents no reasonable possibility of a conflict with the interests of the Fund.

This Section 4(f) does not apply to Section 4(c), and no exemption under it relieves any person of Section 3.

Section 5 - Pre-Clearance

(a) Transactions requiring pre-clearance — An Access Person shall obtain the written approval of the Chief Compliance Officer before effecting any transaction in (i) Fund Shares, including an Early Withdrawal or a Payout Event tender; (ii) any Covered Security, other than an instrument described in Section 4(b), that is, to the Access Person's knowledge, a Security Held or to be Acquired by the Fund; and (iii) any security acquired in an Initial Public Offering or Limited Offering. Transactions in a Portfolio ETF and in other instruments described in Section 4(b) do not require pre-clearance; see Section 4(b)(4).

(b) Procedure — Requests shall be submitted on Exhibit D and shall state the security, the nature and size of the proposed transaction, the account, and whether the Access Person is aware of any pending or contemplated Fund transaction in the same or a related instrument. Approval is effective only during the Pre-Clearance Effectiveness Period; a transaction not effected within that period requires a fresh request.

(c) Who approves — The Chief Compliance Officer approves requests. No person may pre-clear their own transaction, under any circumstances. Where the Access Person seeking approval is the Chief Compliance Officer, or is any control person of the Fund, approval shall be granted by the Independent Trustee designated under Section 11(f). Approval is not routed to the President, who is also a control person of the Fund.

(d) Denials — Pre-clearance may be denied without explanation. A denial is not a determination that the proposed transaction would have violated this Code, and an Access Person shall not disclose to any person other than the Chief Compliance Officer that a request was made or denied.

SAVVLY 80+ FUND — CODE OF ETHICS

Section 6 - Reporting Requirements

Unless excepted by Section 6(d) or 6(e), every Access Person shall submit the reports described in this Section to the Chief Compliance Officer, on Exhibits B and C or in any other form the Chief Compliance Officer approves that captures the required content.

(a) Initial holdings report — No later than 10 days after becoming an Access Person, containing information current as of a date no more than 45 days before the person became an Access Person:

(1) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

(2) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of that date; and

(3) the date the report is submitted.

(b) Quarterly transaction report — No later than 30 days after the end of each calendar quarter:

(1) with respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership: the date of the transaction, the title, the interest rate and maturity date if applicable, the number of shares and the principal amount of each Covered Security involved; the nature of the transaction, being purchase, sale or any other type of acquisition or disposition; the price at which the transaction was effected; the name of the broker, dealer or bank with or through which it was effected; and the date the report is submitted; and

(2) with respect to any account established by the Access Person during the quarter in which any securities were held for the direct or indirect benefit of the Access Person: the name of the broker, dealer or bank with whom the account was established, the date the account was established, and the date the report is submitted.

(c) Annual holdings report — Once in each 12-month period, no later than February 14 of each year, containing information current as of a date no more than 45 days before submission: the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership; the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and the date the report is submitted.

(d) Exceptions — The following exceptions apply, and no others:

(1) No influence or control. No report is required under Section 6(a), (b) or (c) with respect to transactions effected for, and Covered Securities held in, any account over which the Access Person has no direct or indirect influence or control.

(2) Automatic Investment Plans. No quarterly transaction report is required with respect to transactions effected pursuant to an Automatic Investment Plan. Securities so acquired must still appear in initial and annual holdings reports.

(3) Duplicate confirmations and statements. No quarterly transaction report is required to the extent it would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person within the 30-day period in Section 6(b), provided all required information is contained in them. Access Persons may satisfy this by directing their brokers to send duplicate confirmations and statements to the Chief Compliance Officer, or by maintaining accounts approved by the Chief Compliance Officer permitting electronic access. This exception does not reach holdings reports, and the confirmations and statements relied upon must be retained under Section 14.

(4) Investment Advisor duplication. An Access Person of the Investment Advisor need not make a separate report to the Fund to the extent the information would duplicate information required to be recorded by the Investment Advisor under Rule 204-2(a)(12) or Rule 204-2(a)(13) under the Investment Advisers Act of 1940.

(5) Fund Exemption.  An Access Person of the Fund who is not also an Access Person of the Investment Advisor shall be exempt to the extent that the Fund only invests in Portfolio ETFs that are not Covered Securities.

(e) Independent Trustees — An Independent Trustee who would be required to make a report solely by reason of being a trustee of the Fund need not make an initial holdings report under Section 6(a) or an annual holdings report under Section 6(c); and need not make a quarterly transaction report under Section 6(b), unless the trustee knew, or in the ordinary course of fulfilling his or her official duties as a trustee of the Fund should have known, that during the 15-day period immediately before or after the trustee's transaction in a Covered Security, the Fund purchased or sold that Covered Security, or the Fund or the Investment Advisor considered purchasing or selling it. This exception is available only to a trustee who would be required to report solely by reason of being a Fund trustee. The Chief Compliance Officer shall provide the Independent Trustees with such information about the Fund's portfolio activity as is necessary for them to apply it.

(f) Review of reports — The Chief Compliance Officer, or a designee who is not the person submitting the report, shall review all reports submitted under this Section, compare reported personal transactions against the Fund's portfolio transactions for the relevant periods, and document the review.

(g) Notification — The Chief Compliance Officer shall identify all Access Persons required to make reports under this Section and inform them of their reporting obligations, on becoming an Access Person and at least annually thereafter.

(h) Disclaimer — Any report submitted under this Section may state that it shall not be construed as an admission by the person making it that he or she has any direct or indirect Beneficial Ownership in the security to which it relates.

Section 7 - Confidentiality of Portfolio and Shareholder Information

(a) Portfolio information — Information concerning the Fund's portfolio holdings, pending or contemplated portfolio transactions, and net asset value before it is determined and made available, is confidential. No Access Person shall disclose it other than in the ordinary performance of duties for the Fund and in accordance with the Fund's policies on disclosure of portfolio holdings, or use it for the benefit of any person other than the Fund.

(b) The Allocation Formula — Information concerning the operation of the Allocation Formula, its inputs and assumptions, its outputs before they are recorded and reported, and any contemplated modification of it, is confidential and shall be treated as material non-public information for the purposes of this Code.

(c) Shareholder information — The identity of the Fund's shareholders, and information concerning their age, holdings, transactions, beneficiaries, mortality status and payout eligibility, is confidential. It shall never be divulged outside the Fund and its service providers — not even to members of an Access Person's own family — other than as permitted by the Fund's and Savvly TA, LLC's policies, and shall not be used for personal benefit, for solicitation, or for any purpose other than performing services for the Fund. These obligations continue after an Access Person's engagement ends.

(d) Information barriers — Access Persons shall not seek from, or accept from, Savvly TA, LLC personnel any shareholder-level information, mortality experience, Early Withdrawal velocity or payout cohort data other than through channels approved by the Chief Compliance Officer. Requesting such information outside those channels is a violation of this Code by the person requesting it. The same applies to information flowing to the Investment Advisor's separate retirement advisory business, and to Savvly's corporate sales, marketing and capital-raising functions.

(e) Communications with the media and public forums — No Access Person shall communicate with the press or other media on behalf of the Fund, or purport to speak for the Fund, without prior authorization. No Access Person shall publish or post, in any public forum, social medium or online publication, any statement concerning the Fund's performance, its portfolio transactions, its shareholders, or the experience of the longevity pool. Sharing or reposting material Savvly has already published is permitted. Nothing in this Section limits any right preserved by Section 12(h).

Section 8 - Conflicts Arising from the Fund's Structure

(a) The longevity pool — The allocation of excess value on Early Withdrawal or death means that a person holding Fund Shares benefits, in a measurable way, from other shareholders' withdrawals and deaths. Section 4(c) restricts personal transactions accordingly. In addition, no Access Person shall encourage, facilitate or discourage any shareholder's Early Withdrawal, or any decision bearing on a shareholder's continued participation, for any reason other than the shareholder's own interest as the shareholder expresses it.

(b) The Allocation Formula and the Board's continuing obligation — Under the conditions to the Fund's exemptive order, before the first issuance of Tracking Shares and before any material change to the Allocation Formula, a majority of the Board including a majority of the Independent Trustees must find that the Allocation Formula is based on objective criteria and will treat holders of each series of Tracking Shares fairly and equally. Accordingly:

(1) No Access Person shall implement, or cause to be implemented, any material change to the Allocation Formula before the Board finding required by the exemptive order has been made. Any proposed change shall be reported to the Chief Compliance Officer, who shall determine whether it is material for this purpose and bring it to the Board.

(2) No Access Person shall propose or implement a change to the Allocation Formula whose effect is to alter the outcome for an identified shareholder, series or age cohort rather than to apply objective criteria uniformly, or to time a change relative to a Payout Event, a valuation date or a reporting date.

(3) Access Persons shall provide the Board and the Chief Compliance Officer with such information concerning the Allocation Formula as they reasonably request in order to make or maintain the required finding, completely and without selection.

(c) Affiliated service providers — The Investment Advisor, the administrator and the transfer agent are subsidiaries of Savvly, Inc. Access Persons involved in the selection, retention, renewal or evaluation of a service provider to the Fund shall disclose to the Chief Compliance Officer any personal or financial interest in the outcome and shall provide the Board with the information it requires to evaluate the arrangement. Where the commercial interest of Savvly, Inc. or an affiliate diverges from the interest of the Fund or its shareholders, the interest of the Fund and its shareholders prevails, and the divergence shall be reported to the Chief Compliance Officer and, if material, to the Board.

(d) The Investment Advisor's advisory clients — The Investment Advisor provides investment advisory services to individuals planning for retirement whose portfolios may include an allocation to the Fund. Access Persons shall not recommend the Fund to any advisory client except on the basis of that client's own circumstances and objectives, shall not use non-public information about the Fund's pool or allocation experience in making or timing such a recommendation, and shall not adjust a client's allocation to or from the Fund in order to affect the Fund's pool, its reported results, or the outcome for any other shareholder or Access Person.

(e) Transfers of Fund Shares — No separate restriction is required. Fund Shares are not transferable except to a shareholder's estate or beneficiaries on death, are not listed, and no secondary market is permitted to develop, so a purported transfer would be ineffective under the Fund's governing documents rather than merely a breach of this Code. An Access Person who becomes aware of any attempt to transfer, pledge or create a market in Fund Shares shall report it to the Chief Compliance Officer.

SAVVLY 80+ FUND — CODE OF ETHICS

Section 9 - Gifts, Entertainment, Outside Activities and Political Contributions

(a) Gifts and entertainment generally — No Access Person shall give or accept any gift, entertainment or other thing of value from or to any person or entity that does business with, or seeks to do business with, the Fund, where doing so could reasonably appear to influence a decision made on behalf of the Fund. Cash and cash equivalents may not be accepted in any amount. Nothing may be accepted from a shareholder in connection with the processing of that shareholder's account, of any value. Gifts and entertainment given or received in excess of $250 from or to a single source in any calendar year shall be reported on Exhibit G. That threshold is set to align with the Investment Advisor's code so that persons subject to both face one figure.

(b) Special categories requiring pre-clearance — The following require the prior written approval of the Chief Compliance Officer, irrespective of value, because they are subject to statutory restrictions and reporting obligations beyond this Code:

(1) ERISA plan fiduciaries. Where Fund Shares are or are expected to be offered through, or held by, a plan subject to the Employee Retirement Income Security Act of 1974, anything of value provided to a fiduciary of that plan requires pre-clearance, because a benefit conferred on a plan fiduciary may bear on that fiduciary's decisions for the plan. The Chief Compliance Officer shall determine and record whether any such plan is or is expected to be among the channels through which Fund Shares are offered, and shall review that determination at least annually. This Code states no dollar threshold, because ERISA supplies none; the applicable standard shall be stated in the compliance procedures.

(2) Government officials. Anything of value provided to any elected or appointed official, employee or agent of any government, at any level and in any country, or to any candidate for office, requires pre-clearance. No Access Person shall offer, give, solicit or accept anything of value to obtain or retain business or to secure an improper advantage, directly or through an intermediary.

(c) Outside business activities — Employment, consulting engagements, directorships, trusteeships, advisory roles and business ownership outside Savvly shall be disclosed on Exhibit G and approved by the Chief Compliance Officer before being undertaken. Personal, family and charitable fiduciary roles carrying no business relationship to the Fund, the Investment Advisor, a service provider or a counterparty — such as acting as trustee of a family trust or serving on the board of a school, religious or community organization — do not require approval and need not be disclosed. Roles with a Fund service provider, a competitor, a vendor the Fund or an affiliate selects, a shareholder's financial professional, an employer channel partner, or a firm soliciting Savvly shareholders will generally not be approved. No Access Person who is an officer or employee of the Fund or the Investment Advisor shall serve on the board of directors of any publicly traded company, or of any company in which the Fund holds or is considering holding a direct interest, without the prior written approval of the Chief Compliance Officer, granted only upon a determination that the service is consistent with the interests of the Fund and its shareholders. Where such service is approved, the issuer shall be considered for addition to the Restricted List under Section 4(d).

(d) Political contributions — Advisers Act Rule 206(4)-5 prohibits an investment adviser from receiving compensation for providing advisory services to a Government Entity for two years after the adviser or any of its covered associates makes a contribution to an official of that Government Entity who can influence the award of advisory business. An adviser to a covered investment pool in which a Government Entity invests is treated as providing advisory services to that Government Entity, and a registered investment company is a covered investment pool for this purpose where it is an investment option of a plan or program of a Government Entity.

Whether the rule is engaged depends on the facts. It bites only where a Government Entity invests. If no plan or program of a Government Entity is among the channels through which Fund Shares are offered, the pre-clearance obligation in paragraph (2) is not applicable and paragraph (1) operates as an annual reporting obligation only. The Chief Compliance Officer shall determine, and record, whether any Government Entity plan is or is expected to be in the distribution channel, shall review that determination at least annually, and shall notify all Access Persons in writing if it changes. Accordingly:

(1) Reporting, at all times. Every Access Person shall report on Exhibit G, annually and on becoming an Access Person, each political contribution made by that Access Person to an official or candidate of any Government Entity, and each payment to a political party or political action committee of any state or locality.

(2) Pre-clearance, where the rule is engaged. Where the Chief Compliance Officer has determined that a plan or program of a Government Entity is or is expected to be among the channels through which Fund Shares are offered, no Access Person shall make, or solicit or coordinate any other person to make, any contribution or payment described in paragraph (1) without prior written approval. Pre-clearance is not required for a contribution to a candidate for whom the Access Person is entitled to vote that does not exceed the de minimis amount permitted by Rule 206(4)-5, or for a contribution to a candidate for whom the Access Person is not entitled to vote that does not exceed the lower de minimis amount permitted by that rule; the current amounts shall be stated in the compliance procedures and confirmed by counsel.

(3) Regardless of that determination, an Access Person who knows or has reason to believe that a Government Entity is or may become an investor in the Fund shall obtain pre-clearance before making any contribution or payment described in paragraph (1).

(4) No Access Person shall provide or agree to provide, directly or indirectly, payment to any person to solicit a Government Entity for advisory services on behalf of the Fund or the Investment Advisor, unless that person is a regulated person permitted by Rule 206(4)-5 to be so compensated.

(5) No Access Person shall do anything indirectly, through or by means of any other person, which would violate this Section 9(d) if done directly.

(6) Where paragraph (2) is engaged, the Chief Compliance Officer shall obtain from each Access Person a record of contributions covering the look-back period applicable under Rule 206(4)-5. Contributions made before a person becomes an Access Person may trigger the two-year restriction and shall be disclosed.

(7) This Section 9(d) does not apply to an Independent Trustee who is an Access Person solely by reason of being a trustee of the Fund. Such a trustee is not a covered associate of the Investment Advisor for the purposes of Rule 206(4)-5 and cannot cause the restriction described above to arise.

(e) Charitable contributions — Charitable contributions made or solicited in a manner intended to influence the selection or retention of the Investment Advisor, the Fund or any affiliate, or made at the request of a Government Entity official or a channel partner, require pre-clearance.

Section 10 - Books, Records and Integrity of Reports

(a) Falsification or alteration of records prohibited — Falsifying or altering any record or report, preparing any record or report that does not accurately and adequately reflect the underlying transaction or activity, or knowingly approving such conduct, is prohibited. Prohibited conduct includes:

(1) making any false or inaccurate entry or statement in any record, book or report of the Fund, the Investment Advisor or any affiliate that hides or misrepresents the true nature of a transaction or activity;

(2) manipulating any book, record or report for personal gain;

(3) failing to maintain books and records that completely, accurately and timely reflect all transactions;

(4) maintaining any undisclosed or unrecorded funds or assets of the Fund or of any shareholder;

(5) using funds of the Fund or of any shareholder for a purpose other than the purpose described in the record of the transaction; and

(6) making a payment, or approving a receipt, with the understanding that the funds will be or have been used for a purpose other than that described in the record of the transaction.

(b) Accuracy of reports and filings — Information supplied for the Fund's registration statement and its amendments, its reports on Forms N-CSR, N-CEN and N-PORT, its financial statements, its reports to the Board, its communications to shareholders, and any report required by this Code, shall be complete and accurate. No Access Person shall permit a report to state something known to be untrue or misleadingly incomplete, or permit silence to have that effect.

(c) Cooperation with auditors, service auditors and regulators — Requests from the Securities and Exchange Commission and its staff, the Fund's independent registered public accounting firm, internal or external auditors, and service auditors shall be met promptly, completely and truthfully. No Access Person shall withhold, alter or destroy responsive material, coach another person's answers, or offer an explanation they have not verified. Regulatory contacts shall be reported to the Chief Compliance Officer immediately.

(d) Preservation on notice — On any indication of litigation, examination, investigation or shareholder dispute, relevant records shall be preserved and routine deletion suspended on instruction from the Chief Compliance Officer.

SAVVLY 80+ FUND — CODE OF ETHICS

Section 11 - Administration and Reports to the Board

(a) Chief Compliance Officer — The Chief Compliance Officer of the Fund administers this Code: identifying and notifying Access Persons, maintaining the Access Person list, receiving and reviewing pre-clearance requests and reports, maintaining Schedule 1, investigating suspected violations, maintaining the records required by Section 14, and reporting to the Board. The Chief Compliance Officer has direct access to the Board and to the Independent Trustees without intermediation.

(b) Acknowledgment and certification — The Fund shall provide each Access Person with a copy of this Code and any amendment. Each Access Person shall certify on Exhibit A, on becoming an Access Person, annually thereafter, and following any material amendment, that they have read and understand this Code, that they recognize they are subject to it, and that they have complied with it during the period covered. Acknowledgments may be given in written or electronic form containing substantially the same information.

(c) Training — New Access Persons shall be trained on this Code, and Access Persons shall receive periodic updates. Training shall specifically address Sections 4(b), 4(c), 7(b), 8 and 9(d), which have no counterpart in a conventional fund code.

(d) Board approval — The Board, including a majority of the Independent Trustees, must approve this Code and any material change to it, upon a determination that it contains provisions reasonably necessary to prevent Access Persons from engaging in the conduct prohibited by Section 3. Before approving this Code or any amendment, the Board must receive a certification that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating it, in the form of Exhibit E. The Board must approve a material change no later than six months after its adoption. The Board must also approve the code of ethics of the Investment Advisor, and of any principal underwriter required to adopt one, before initially retaining that person's services.

(e) Annual report to the Board — No less frequently than annually, the Fund shall furnish to the Board, and the Board shall consider, a written report in the form of Exhibit F that (i) describes any issues arising under this Code or its procedures since the last report, including but not limited to information about material violations of the Code or its procedures and sanctions imposed in response to those material violations; and (ii) certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating this Code. The Investment Advisor, and any principal underwriter required to adopt a code, shall each furnish a corresponding report in respect of its own code. In addition to the annual report, the Chief Compliance Officer shall report promptly to the Board — and in any event within five business days of the determination — any material violation of this Code, any violation involving assets of the Fund or of any shareholder, any violation involving the shareholder information described in Section 7(c) or the Allocation Formula, and any matter reportable under Section 8(b). Annual reporting alone is not sufficient for those matters.

(f) Determinations concerning the Chief Compliance Officer and control persons — Matters under this Code concerning the Chief Compliance Officer personally, or any control person of the Fund, shall be determined by an Independent Trustee designated by the Board for that purpose, and not by the Chief Compliance Officer or the President. This governs pre-clearance under Section 5(c), approvals under Section 9, exemptions under Section 15(b), investigation and sanctions under Section 13, and any determination of Access Person status affecting such a person. The Board shall designate that Independent Trustee by name and shall designate an alternate. The Board may instead designate outside counsel to the Fund, the chair of the Audit Committee acting with counsel, or an independent compliance consultant retained for the purpose, if it considers that a better allocation of the function; the requirement is that the determination be made by a person who is neither a control person of the Fund nor in the reporting line of management. Where the Chief Compliance Officer also holds an operating role that this Code or an affiliate's procedures require him to approve, he shall not also perform the independent review of that same action; the second reviewer shall be a person who is neither a control person of the Fund nor in the reporting line of the operating function. The designation, compensation and removal of the Chief Compliance Officer are subject to approval by the Board including a majority of the Independent Trustees, and the Chief Compliance Officer shall meet with the Independent Trustees at least annually without other officers present.

Section 12 - Reporting Concerns; Whistleblower Procedure; Non-Retaliation

(a) Duty to report — Upon discovering or suspecting a violation of this Code, of the Fund's procedures, or of applicable law, whether by themselves or by any other person, an Access Person shall report it promptly. A report made in good faith that proves unfounded carries no consequence. Failing to report is itself a violation of this Code, and Section 13(c) applies to a person who reports promptly. Where this Code requires same-business-day reporting, that requirement is not satisfied by complying with an instruction and reporting afterwards.

(b) How to raise a concern — A concern may be raised through any of the following, and the person raising it may choose whichever they prefer:

Channel	Contact
Chief Compliance Officer of the Fund	Antonio Derossi
President of the Fund	Dario Fusato
Designated Independent Trustee (where the concern involves the Chief Compliance Officer, the President or any control person)	John Heneghan
Chair of the Audit Committee	John Heneghan
Counsel to the Fund	Robert Evans III
Anonymous reporting channel	(available at all times; no obligation to identify yourself)

(c) Scope — This Section applies to concerns regarding this Code, the Fund's compliance procedures, the accuracy of the Fund's books, records, financial statements or filings, the Fund's internal accounting controls, suspected fraud, misuse of Fund or shareholder assets, and any suspected violation of law.

(d) Anonymity and confidentiality — A concern may be submitted anonymously. The identity of a person raising a concern, and the substance of the concern, shall be kept confidential to the extent consistent with the need to conduct an adequate investigation and with applicable law. Where a concern is submitted anonymously, the Chief Compliance Officer or the designated Independent Trustee shall determine what action is appropriate having regard to the seriousness of the issue raised, the credibility of the information, the fairness to any individual named, and the likelihood of confirming the allegation from attributable sources.

(e) Investigation — Concerns shall be investigated promptly by or at the direction of the Chief Compliance Officer, or, where the concern involves the Chief Compliance Officer, the President or any control person, by or at the direction of the designated Independent Trustee, who may engage independent counsel or other advisers. The person raising the concern shall be informed of the outcome to the extent appropriate.

(f) Unsubstantiated allegations — A person who raises a concern in good faith that is not substantiated shall not be subject to any adverse consequence. A person who knowingly makes a false allegation, or raises a concern in bad faith, is subject to sanction under Section 13.

(g) Non-retaliation — No person shall be subject to retaliation, dismissal, demotion, suspension, threat, harassment, exclusion, reassignment, altered performance assessment, changed access, reduced responsibility or any other adverse action for raising a concern in good faith, for declining to carry out an instruction they reasonably believe would violate this Code, or for participating in an investigation. Retaliation is itself a violation of this Code and shall be treated as a serious disciplinary matter, independent of whether the original concern was substantiated.

(h) Access to regulators preserved — Nothing in this Code, or in any Savvly policy, confidentiality undertaking, employment agreement, severance agreement or separation agreement, prohibits, limits or discourages any person from reporting possible violations of law to the Securities and Exchange Commission or any other governmental or regulatory authority, from responding to their inquiries, from providing documents or information to them, or from receiving a whistleblower award. No prior notice to, or authorization from, the Fund, the Investment Advisor or Savvly, Inc. is required, and the Fund will not be notified that such a report has been made.

(i) Records and review — The Chief Compliance Officer shall maintain a record of each concern raised, its disposition and any action taken, for the period specified in Section 14, and shall report the concerns raised and their disposition to the Board in the annual report under Section 11(e).

Section 13 - Violations and Sanctions

(a) Sanctions — Upon discovering a violation of this Code, the Fund may impose such sanctions as it deems appropriate, including a letter of censure, disgorgement, restriction or suspension of personal trading privileges, suspension or termination of employment or of an engagement, removal from office, and referral to regulatory or law enforcement authorities. Violations of Section 4(c), Section 7(b), Section 7(c), Section 8(b) or Section 10(a) shall be treated as presumptively material, as shall a violation of Section 9(d) that actually results in a restriction on the compensation the Investment Advisor may receive. All material violations and the sanctions imposed shall be reported to the Board under Section 11(e).

(b) Disgorgement — A transaction effected in violation of Section 4(a), 4(b) or 4(c) will presumptively be subject to reversal and to disgorgement of any profit realized, by payment to the Fund or, where the Fund was not disadvantaged, to a charitable organization determined by the Fund, unless the Access Person establishes to the satisfaction of the Chief Compliance Officer that in the particular circumstances disgorgement would be an unreasonable remedy.

(c) Self-reporting safe harbor — A person who takes care and reports an inadvertent error immediately should be better off for having reported it. Accordingly, where an Access Person:

(1) commits a breach of this Code that is inadvertent or technical in nature;

(2) reports it to the Chief Compliance Officer within five business days of becoming aware of it;

(3) has caused no loss or disadvantage to the Fund or to any shareholder;

(4) disgorges any profit realized, where a profit was realized; and

(5) cooperates fully in identifying the cause and putting it right,

the breach shall be remediated without sanction under Section 13(a), and shall be reported to the Board in the aggregate under Section 11(e) rather than as a named material violation.

This safe harbor does not apply to a violation of Section 3; Section 4(c)(1), (3) or (4); Section 7(b) or 7(c); Section 10(a); Section 12(g); or a violation of Section 9(d) that results in a restriction on the Investment Advisor's compensation. Those provisions describe conduct that cannot be inadvertent.

Two limits are stated expressly. The record of the breach must still be maintained under Section 14 and Rule 17j-1(f) — this safe harbor governs consequences, not recordkeeping, and no breach can be made to disappear. And repeated reliance on this Section by the same person is itself a pattern that the Chief Compliance Officer shall report to the Board, whether or not each individual breach qualified.

(d) Good-faith conduct and questions asked in advance — This Code is not intended to penalize a person who acts with care and in good faith. An inadvertent error handled under Section 13(c) is a remediation matter, not a disciplinary one. Raising a question with the Chief Compliance Officer before acting, seeking pre-clearance for a transaction that turns out not to require it, or reporting something that proves not to be a breach, shall never be treated as an admission and shall never count against the person. Concealment is an aggravating factor; asking is not.

Section 14 - Recordkeeping

The Fund shall maintain the following records at its principal place of business and shall make them available to the Securities and Exchange Commission or any representative of the Commission at any time for reasonable periodic, special or other examination:

Record	Retention
A copy of each code of ethics of the Fund that is in effect, or that at any time within the past five years was in effect	In an easily accessible place
A record of any violation of this Code, and of any action taken as a result	In an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs
A copy of each report made by an Access Person under Section 6, including any broker confirmations or account statements provided in lieu of a quarterly transaction report under Section 6(d)(3)	At least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place
A record of all persons who are, or within the past five years were, required to make reports under Section 6, and of all persons who are or were responsible for reviewing those reports	In an easily accessible place
A copy of each annual report to the Board under Section 11(e)	At least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place
A record of any decision, and the reasons supporting the decision, to approve an acquisition of securities in an Initial Public Offering or a Limited Offering under Section 4(e)	At least five years after the end of the fiscal year in which the approval is granted
Schedule 1, each version of it, and the record of changes and notifications under Section 2(p)	At least five years after the end of the fiscal year to which it relates
Records of gifts, entertainment, outside activities and political contributions reported or pre-cleared under Section 9, and of each approval and its reasons	At least five years after the end of the fiscal year in which the report or approval is made
Records of exceptions granted under Section 4(b)(5) and of breaches remediated under the safe harbor in Section 13(c)	At least five years after the end of the fiscal year in which granted or remediated
Records of concerns raised under Section 12 and their disposition	At least five years after the end of the fiscal year in which the concern is raised

Section 15 - Annual Review; Exemptions; Interpretation

(a) Annual review — This Code shall be reviewed at least annually by the Chief Compliance Officer and revised as appropriate to reflect changes in law, changes in the Fund's investment program or structure, examination or audit findings, and experience in administering it. Any material change requires Board approval under Section 11(d) no later than six months after adoption.

(b) Exemptions — The Chief Compliance Officer and the President of the Fund may jointly grant exemptions from Sections 4 through 6 and Section 9 in appropriate circumstances, in writing and with the reasons documented, and shall report any exemption granted to the Board at its next regular meeting. Where the person seeking an exemption is the Chief Compliance Officer, the President or any other control person of the Fund, the exemption may be granted only by the designated Independent Trustee. No exemption may be granted from Section 3, Section 4(c), Section 8(b), Section 10(a), Section 12(g) or Section 12(h). Section 4(b)(5) governs exceptions to the blackout and the minimum holding period.

(c) Interpretation — The Chief Compliance Officer may issue written interpretations of this Code. This Code shall be interpreted consistently with Section 17(j) of the 1940 Act and Rule 17j-1 thereunder. Where a provision of this Code is more restrictive than the rule, the provision of this Code governs conduct.

(d) No third-party rights — This Code is adopted for the protection of the Fund and its shareholders. It does not create any contractual right or third-party beneficiary right, and does not alter the terms of any employment relationship.

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit A - Acknowledgment and Annual Certification

To be completed on becoming an Access Person, annually thereafter, and following any material amendment to the Code.

I certify that:

(1) I have received, read and understand the Savvly 80+ Fund Code of Ethics, version ______, and I have had the opportunity to ask questions about it.

(2) I recognize that I am an Access Person subject to the Code, and that its restrictions extend to transactions and holdings in which I have direct or indirect Beneficial Ownership, including those of my spouse or domestic partner, minor children and relatives sharing my household.

(3) I have complied with the Code throughout the period covered by this certification, or have disclosed below every instance in which I may not have. On an initial certification, this paragraph is completed as “not applicable — first certification.”

(4) I have reported all transactions and accounts required to be reported and pre-cleared every transaction requiring pre-clearance.

(5) I have disclosed all Fund Shares held by me or by any person whose holdings are attributed to me, and I have not processed, approved, adjusted or released any transaction or record affecting those holdings.

(6) I have disclosed on Exhibit G all reportable gifts and entertainment, outside business activities and political contributions.

(7) I have not disclosed information concerning the Fund's portfolio, the Allocation Formula, or the identity, age, mortality status or holdings of any shareholder, other than in the ordinary performance of my duties.

(8) I am not aware of any violation of the Code by any other person that I have not reported.

Matters to disclose (write “none” if none):

Name (print)
Capacity / role
Signature
Date
Reviewed by Chief Compliance Officer (initials / date)

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit B - Initial and Annual Holdings Report

Initial report: due within 10 days of becoming an Access Person, information current as of a date no more than 45 days before that date. Annual report: due by February 14, information current as of a date no more than 45 days before submission.

This is an  ☐ Initial report   ☐ Annual report for the period ended ____________.   Information current as of ____________.

Part 1 — Covered Securities beneficially owned (include Fund Shares, Portfolio ETFs and index-tracking funds; write “none” if none)

Title of Covered Security	Ticker / CUSIP	No. of shares / units	Principal amount	Where held

Part 2 — All accounts in which any securities are held for my direct or indirect benefit (not limited to accounts holding Covered Securities)

Broker, dealer or bank	Account name and number	Date established	Do I have influence or control?

Part 3 — Fund Shares held by me or attributed to me

Holder and relationship to me	Class / series	Units and payout ages	Account number	Flagged with transfer agent?

This report shall not be construed as an admission that I have any direct or indirect Beneficial Ownership in any security listed.

Name (print) / Signature
Date submitted
Reviewed by (initials / date)

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit C - Quarterly Transaction Report

Due within 30 days after the end of each calendar quarter. Not required for transactions under an Automatic Investment Plan, or to the extent duplicated by broker confirmations or statements received by the Fund within the same 30-day period.

Calendar quarter ended ______________.   ☐ I had no reportable transactions and established no reportable account during the quarter.

Part 1 — Transactions in Covered Securities

Trade date	Title of Covered Security	Ticker / CUSIP	Rate and maturity (if applicable)	Shares / principal	Nature	Price	Broker, dealer or bank

Part 2 — Accounts established during the quarter in which any securities were held for my direct or indirect benefit

Broker, dealer or bank	Account name and number	Date established

Part 3 — Transactions in Fund Shares (including any Early Withdrawal or Payout Event tender; always reportable)

Date	Holder	Class / series	Nature of transaction	Amount	Pre-cleared (date)

Name (print) / Signature
Date submitted
Reviewed by (initials / date); compared against Fund portfolio activity

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit D - Pre-Clearance Request and Approval

Submit before effecting any transaction described in Section 5(a). Approval is effective only during the Pre-Clearance Effectiveness Period — the day approval is communicated through the end of the following business day.

Access Person
Account and holder (state relationship if not the Access Person)
Security or instrument (title, ticker / CUSIP)
Category: ☐ Fund Shares ☐ Security Held or to be Acquired ☐ Initial Public Offering ☐ Limited Offering (Portfolio ETFs and index instruments do not require pre-clearance — see Section 4(b)(4))
Proposed transaction (buy / sell / Early Withdrawal / Payout tender) and size
Proposed date
If a sale: did I acquire these units within the last 30 days? (Section 4(b)(2))
Am I aware of any pending or contemplated Fund transaction in this or a related instrument? If yes, describe.
Am I aware of any non-public information concerning the Fund's portfolio, net asset value, shareholder mortality experience, Early Withdrawal volumes or the Allocation Formula? If yes, describe.
Is any Payout Distribution scheduled within three business days either side of the proposed date?
Signature / date

Determination

☐ Approved ☐ Approved with conditions ☐ Denied
Conditions, or reasons supporting the decision (required for Initial Public Offering and Limited Offering approvals)
Pre-Clearance Effectiveness Period expires
Chief Compliance Officer, or designated Independent Trustee where Section 5(c) applies — signature / date

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit E - Certification to the Board under Rule 17j-1(c)(1)(ii)

The Board must receive this certification before approving this Code or any amendment to it. A corresponding certification is required from the Investment Advisor in respect of its own code, and from any principal underwriter required to adopt one.

To: The Board of Trustees of Savvly 80+ Fund

Re: Certification pursuant to Rule 17j-1(c)(1)(ii) under the Investment Company Act of 1940

The undersigned, on behalf of Savvly 80+ Fund (the “Fund”), certifies to the Board of Trustees of the Fund that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating the Fund's Code of Ethics, version 1 submitted to the Board for approval on the date set out below.

This certification is furnished in connection with the Board's approval of the initial adoption of the Code and is given in reliance on the procedures described in the accompanying materials, which include the identification and notification of Access Persons, pre-clearance, reporting and review procedures, maintenance of a Restricted List if and when one is required under Section 4(d), recordkeeping arrangements, and training.

Name and title	Antonio Derossi, CCO & CFO
Signature	/s/ Antonio Derossi
Date	08/06/2026
Received by the Board on	08/05/2026

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit F - Annual Report to the Board under Rule 17j-1(c)(2)(ii)

To be furnished to the Board no less frequently than annually and considered by the Board. Corresponding reports are required from the Investment Advisor and from any principal underwriter required to adopt a code.

Part 1 — Issues arising under the Code or its procedures since the last report

Item	Response
Reporting period covered
Number of Access Persons at period end; changes during the period
Material violations of the Code or its procedures, and the circumstances of each
Sanctions imposed in response to material violations
Non-material violations and administrative exceptions, in summary
Exemptions granted under Section 15(b), and the reasons
Initial Public Offering and Limited Offering approvals granted, and the reasons
Pre-clearance requests denied, in summary
Exceptions granted under Section 4(b)(5) to the blackout or the minimum holding period, and the reasons
Breaches remediated under the Section 13(c) safe harbor, in aggregate, and any person relying on it more than once
Changes to Schedule 1, and confirmation that Access Persons were notified
Personal transactions identified in or around a Payout Distribution or other Fund portfolio transaction, and their disposition
Transactions in Fund Shares by Access Persons, and confirmation that none was processed by the holder or a related person
Any matter concerning the Allocation Formula reportable under Section 8(b)
Gifts, entertainment, outside activities and political contributions reported or pre-cleared under Section 9
Concerns raised under Section 12 and their disposition
Changes to the Code adopted since the last report, and whether Board approval is required within six months
Recommended changes to the Code or its procedures

Part 2 — Certification

The undersigned certifies to the Board of Trustees of Savvly 80+ Fund that the Fund has adopted procedures reasonably necessary to prevent its Access Persons from violating the Fund's Code of Ethics.

Name and title
Signature
Date
Considered by the Board on

SAVVLY 80+ FUND — CODE OF ETHICS

Exhibit G - Gifts, Entertainment, Outside Activities and Political Contributions Disclosure

Submit before undertaking an outside activity, accepting or giving a reportable gift, or making a contribution requiring pre-clearance, and with the annual certification.

Part 1 — Gifts and entertainment given or received above $250 per source per calendar year

Date	Source / recipient	Relationship to the Fund or Savvly	Nature and value	Given / received

Part 2 — Gifts or entertainment involving an ERISA plan fiduciary or a government official (pre-clearance required irrespective of value)

Date	Recipient and capacity	Category	Value	Pre-cleared (date)

Part 3 — Outside business activities, employment, directorships and ownership interests

Organization	Nature of role / interest	Time commitment	Relationship to the Fund, a service provider, a channel partner or a shareholder

Part 4 — Political and charitable contributions (reportable at all times; pre-clearance required only where Section 9(d)(2) or 9(d)(3) applies)

Date	Recipient (candidate, official, party, PAC, charity)	Office sought or held; Government Entity	Amount	Entitled to vote?	Pre-cleared (date)

Name (print) / Signature / Date
Determination: ☐ approved ☐ approved with conditions ☐ denied
Conditions, recusals or Restricted List additions imposed
Chief Compliance Officer, or designated Independent Trustee where Section 11(f) applies — signature / date

SAVVLY 80+ FUND — CODE OF ETHICS

Schedule 1 - Portfolio ETFs and Index-Tracking Instruments

Maintained by the Chief Compliance Officer under Section 2(p). This Schedule is a current statement of fact, not a term of the Code. It is updated without amendment to the Code when the Investment Committee of the Board changes the Fund's holdings, and all Access Persons are notified of the change.

Part 1 — Portfolio ETFs in which the Fund is currently invested

Fund name	Ticker	CUSIP	Index tracked	Date added	Date removed
Vanguard S&P 500 ETF	VOO		S&P 500 Index

Part 2 — Instruments within Section 4(b) because they track the same index (illustrative and not exhaustive; Section 4(b) applies to any instrument meeting its terms whether or not listed here)

Instrument	Type	Note
Other S&P 500 exchange-traded funds and index mutual funds	Equity fund shares	Includes funds registered as open-end companies and as unit investment trusts. Personal transactions in these are within Section 4(b) even where the Fund does not hold them.
Options and other derivatives on a Portfolio ETF or on any instrument in the row above	Derivative	Within Section 4(b)(1) and reportable under Section 6.
Instruments whose value is based on the S&P 500 Index, including index options and index-linked notes	Index instrument	Within Section 4(b)(1).
Futures on the S&P 500 Index	Futures	Whether a broad-based index future is a “security” for purposes of Section 2(a)(36) of the 1940 Act should be confirmed with counsel; Section 4(b)(1) applies to it as a matter of policy regardless.

Last updated by (name / date)
Change determined by the Investment Committee on
Access Persons notified on
Reported to the Board on